         As filed with the Securities and Exchange Commission on August 15, 1997



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                              OUTDOOR SYSTEMS, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                       Delaware                              86-0736400
       (State of Incorporation or Organization)           (I.R.S. Employer
                                                         Identification No.)

             2502 N. Black Canyon Highway
                    Phoenix, Arizona                            85009
       (Address of Principal Executive Offices)              (Zip Code)

If this form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1), please check the following box / /

If this form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2), please check the following box / /



SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

             Title of Each Class                  Name of Each Exchange on Which
             to be so Registered                  Each Class is to be Registered
             -------------------                  ------------------------------
   Common Stock, par value $.01 per share             New York Stock Exchange

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      None

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED


         The class of securities to be registered is the common stock, par value $0.01 per share (the "Common Stock"), of Outdoor Systems, Inc. (the "Company").

         Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote. Because holders of Common Stock do not have cumulative voting rights and the Company has a classified Board of Directors, the holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the members of the Board of Directors standing for election at any particular meeting. The Common Stock is not redeemable and has no conversion or preemptive rights. All of the outstanding shares of Common Stock are fully paid and nonassessable. In the event of the liquidation or dissolution of the Company, subject to the rights of the holders of any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to share pro rata in any balance of the corporate assets available for distribution to them. The Company may pay dividends if, when and as declared by the Board of Directors from funds legally available therefor, subject to the dividend provisions of any outstanding shares of Preferred Stock and restrictions set forth in the Company's debt instruments.

         The Company's Fourth Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above.

         The Company's Amended and Restated Bylaws (the "Bylaws") provide that the Company will indemnify its directors and officers to the fullest extent permissible under Delaware law. These indemnification provisions require the Company to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer of the Company. The provisions also set forth certain procedures, including the advancement of expenses, that apply in the event of a claim for indemnification.

         Section 203 of the Delaware General Corporation Law ("Section 203") generally provides that a person who, together with affiliates and associates owns, or within three years did own, 15% or more of the outstanding voting stock of a corporation (an "Interested Stockholder") but less than 85% of such stock may not engage in certain business combinations with the corporation for a period of three years after the date on which the person became an Interested Stockholder unless (i) prior to such date, the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an Interested Stockholder or (ii) subsequent to such date, the business combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder.
Section 203 defines the term "business combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder, including mergers, asset sales, and other transactions in which the Interested Stockholder receive a benefit on other than a pro rata basis with other stockholders. The Company's stockholders, by adopting an amendment to the Certificate of Incorporation, may elect not to be governed by Section 203 which election would be effective twelve months after such adoption. Neither the Certificate of Incorporation nor the Bylaws exclude the Company from the restrictions imposed by Section 203.

         The Company's Certificate of Incorporation classifies the Board of Directors into three classes with staggered terms. At each annual meeting, the number of directors equal to the number of directors in the class whose terms expire at the time of such meeting shall be elected to hold office until the third succeeding annual meeting. As a result of this classification of directors, no stockholder or group of stockholders would be able to elect a majority of the Board of Directors at any single meeting for the election of directors.

         The Bylaws provide that only business or proposals, properly brought before an annual meeting of shareholders may be conducted at such meeting. In order to bring business or a proposal before an annual meeting, a stockholder is required to provide written notice to the Company at least 45 days prior to the annual meeting which describes the business or proposal to be brought before the annual meeting, the name and address of the stockholder proposing the business, the class and number of shares of stock held by such stockholder, and any material interest of the stockholder in the business to be brought before the meeting. In addition, the Bylaws provide that in order for a stockholder to nominate a candidate for election to the Board of Directors, the stockholder must provide written notice of intent to nominate a candidate at least 45 days prior to the meeting of stockholders called for the election of directors. Such written notice is required to contain the name and address of the stockholder, a representation that the stockholder is a holder of record of the Company's voting stock and intends to appear in person or by proxy at the meeting to nominate the persons specified in the notice, such information regarding each nominee as would have been required to have been included in a proxy statement filed pursuant to Regulation 14A of the rules and regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934 had proxies been solicited with respect to such nominee by the Board of Directors, a description of all arrangements or other understandings among the stockholder and any other person pursuant to which such nominations are to be made by the stockholder and the written consent of each nominee to serve as a director of the Company if elected.

         The Bylaws provide for special meetings of stockholders only upon the direction of the Chairman of the Board of Directors, the President, or a majority of the Board of Directors. Furthermore, the Certificate of Incorporation prohibits stockholders from taking action by written consent in lieu of meeting.

         The Company's transfer agent and registrar for the Common Stock is First Union National Bank of North Carolina.

ITEM 2.  EXHIBITS

         1. All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        OUTDOOR SYSTEMS, INC.
                                        (Registrant)


                                        By:/s/ William S. Levine
                                           ----------------------
                                           William S. Levine
                                           Chairman of the Board




Dated:   August 15, 1997